EXHIBIT 99.2

June 20, 2006

Seth P. Joseph, Esq.
Adorno & Yoss
2525 Ponce de Leon Boulevard, Suite 400
Miami, Fl 33134-6012

Dear Mr. Joseph:

Holland & Knight has been engaged as Counsel to the Independent Committee (the “Committee”) of the Board of Directors of Parlux Fragrances, Inc. (the “Company”), and in that capacity has received your letter dated June 13, 2006 communicating an offer on behalf of your client, PF Acquisition of Florida LLC, to acquire all of the outstanding common stock of the Company that is not owned directly or indirectly by Ilia Lekach. On behalf of the Committee, we would first like to express our appreciation for the offer and your client’s interest in the Company. The following response is on behalf of the Committee.

As already noted, the Committee has engaged Holland & Knight to advise it in connection with the consideration of your client’s offer and the Committee’s fiduciary duties to the Company’s shareholders. As you know, the engagement of legal and financial advisors is a financial burden to the Company and its shareholders. The Committee does not believe it is prudent for the Company to move forward to consider the transaction your client proposes with the significant contingencies contained in the offer letter, such as your client obtaining “third party financing” and “the execution of a definitive merger agreement.” Further, the Committee questions the propriety of the proposed break up fee. The Committee notes, without agreeing or disagreeing, that it has been reported that your client’s ability to consummate the proposed transaction is questionable. If the Company proceeds with your client’s offer and the transaction does not close, we believe it may have a very negative effect on the Company.

In order to protect the Company and its shareholders, the Committee believes that the closing contingencies should be removed from the proposal, and your client should provide a deposit to the Company of at least $1 million within ten (10) days of the date hereof as evidence of your client’s ability to proceed and in recognition of the significant cost the Company will incur in considering the offer. In the event that the proposed transaction cannot be completed due to an inability by your client to obtain financing, the deposit would be used to reimburse the

Seth P. Joseph, Esq.
June 20, 2006

Company for whatever costs and expenses are incurred in connection with its consideration of the offer.

In light of the Committee’s fiduciary duties to the Company’s shareholders and its obligations to ensure that the process is fair, the Committee believes this response is required and trusts that you understand its concerns. If we can reach an understanding on these areas of concern, the Committee would be pleased to consider the offer and commence more formal negotiations with you and your client.

Very truly yours
HOLLAND & KNIGHT LLP